Exhibit 99.1

CORPORATE INVESTOR RELATIONS
5333 15th Ave. South, Seattle, WA 98108	CONTACT:	Monica. J. Burke
(206) 762-0993		Chief Financial Officer
www.stockvalues.com		(415) 331-5281

NEWS RELEASE

WILLIS LEASE FINANCE REPORTS YEAR-TO-DATE PROFITS UP 74% TO $2.7 MILLION

SAUSALITO, CA – November 10, 2003—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported net income rose 74% in the first nine months of 2003 compared to the same period last year.  Net income was $2.7 million, or $0.31 per diluted share, in the nine months ended September 30, 2003, compared to $1.6 million, or $0.18 per diluted share, for the same period in 2002.  In the quarter ended September 30, 2003, the company earned net income of $745,000, or $0.08 per diluted share, on revenue of $14.2 million.  In the third quarter of 2002, the company posted net income of $33,000, or $0.00 per diluted share, on revenue of $14.0 million.

Current Market

“In the process of navigating through all the industry turbulence of the last two years, we have become a smarter and stronger company,” said Charles F. Willis, President and CEO.  “We have demonstrated an ability to respond successfully to a wide variety of events affecting our market and our customers. We have not only remained profitable during this period but we have extended our string of consecutive profitable quarters to 16.”

“The airline industry appears to be on course toward a gradual recovery with a number of airlines recently returning to profitability,” added Willis.  “If the industry continues to stabilize, overall demand for spare engines should increase.  That said, the industry is still facing a challenging environment and evidence of a longer-term recovery remains to be seen.”

The portfolio utilization rate at September 30, 2003 was 89.4%, up from 84.6% at June 30, 2003 and 85.6% at September 30, 2002.  “We are pleased with the progress we have made in increasing our utilization rate; however, we expect that going forward, it will continue to fluctuate as specific engines go on or come off lease,” said Donald A. Nunemaker, Chief Operating Officer.  “We have seen an increase in demand for spare engine leases as more airlines are proceeding with previously deferred engine overhauls.  If airlines don’t have adequate spares to cover removals, many of them will lease engines during the repair periods.  In addition, demand from maintenance, repair and overhaul facilities (MRO’s) for leased-in spare engines has also increased in recent months as the overhaul business starts to pick up again.  MRO’s are an important part of our customer base, and the upturn in demand in this part of the market is a positive sign.  Overall, the marketplace continues to favor shorter rather than longer-term leases. Consequently, remarketing continues to be our top priority.”

Renewal of Warehouse Facility

In early October 2003, the company renewed its $220 million warehouse credit facility with Barclays Bank PLC (NYSE:BCS) and Fortis Bank (Nederland) N.V.  “Given the tight credit market, we are pleased with the terms negotiated on the renewal, especially with respect to additional borrowing flexibility,” said Monica J. Burke, Chief Financial Officer.  “We are fortunate to have two such highly-regarded banks, with experience in the global aviation market, backing the company.”

Results from Operations

Third quarter lease revenue was stable at $14.0 million compared to the same period a year ago. Year-to-date 2003 lease revenue increased 3% to $42.6 million compared to $41.2 million in the first nine months of 2002.  Sales of equipment generated gains of $1.0 million year-to-date, compared to $583,000 in the same period of 2002.  Other income in the third quarter of 2003 totaled $248,000 and included a one-time gain of $198,000.  Total revenue in the third quarter was $14.2 million compared to $14.0 million in the same quarter of 2002.  Year-to-date 2003 total revenue increased 5% to $43.8 million compared to $41.8 million in the first nine months of 2002, due to higher lease revenue and a larger gain on sale of leased equipment.

WLFC Posts Profit in 3Q03

November 10, 2003

Total expenses in the third quarter of 2003 decreased 6% to $13.1 million compared to $14.0 million in the same quarter of 2002.  Year-to-date 2003 total expenses grew 1% to $39.8 million from $39.3 million in the first nine months a year ago.  Depreciation was 7% higher in the current quarter and 11% higher year-to-date as a result of changes in estimates of useful lives and residual values on certain older engine types.  Net interest and finance costs declined to $4.2 million in the third quarter of 2003 from $5.3 million in the third quarter a year ago.  Year-to-date net interest and finance costs totaled $12.8 million compared to $14.4 million a year ago.  Last year, the company took a one-time charge of approximately $700,000 associated with the refinancing of a debt facility.  Excluding this charge, net interest and finance costs were down 9% in the quarter and 7% year-to-date.

Third quarter general and administrative expense dropped 3% to $3.5 million compared to $3.6 million a year ago.  For the first nine months of 2003, general and administrative expense was flat at $10.4 million compared to the like period of 2002.

Third quarter 2003 pre-tax income totaled $1.1 million compared to $52,000 in the third quarter of 2002.  Year-to-date 2003 pre-tax income grew 62% to $4.0 million compared to $2.5 million in the first nine months of 2002.  Third quarter 2003 net income was $745,000, or $0.08 per diluted share, compared to $33,000, or $0.00 per diluted share in the third quarter of 2002.

Balance Sheet & Liquidity

At September 30, 2003, the company had 115 commercial jet engines, 2 aircraft parts packages and 5 aircraft in its lease portfolio with a net book value of $491.4 million, compared to $502.5 million at September 30, 2002, when the portfolio consisted of 119 commercial jet engines, 4 aircraft parts packages and 5 aircraft.

Assets totaled $542.6 million at September 30, 2003, compared to $545.9 million a year ago.  Shareholders’ equity increased 5% to $108.0 million, or $12.21 per common share at September 30, 2003, compared to $103.0 million, or $11.65 per common share, a year earlier.

The company had approximately $24.5 million available under its credit facilities at September 30, 2003, compared to approximately $32.7 million a year ago.  The company’s funded debt to equity ratio was 3.27 to 1 at September 30, 2003, compared to 3.58 to 1 at the end of the third quarter last year.  The company had $39.0 million of restricted and unrestricted cash and cash equivalents at September 30, 2003, compared to $30.0 million at September 30, 2002.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, parts and aircraft to commercial airlines and maintenance, repair and overhaul facilities.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements.  They give the Company's expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date.  The Company’s actual results may differ materially from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, global geo-political events and their effects on the airline industry and the world economy, the ability to maintain supplier and customer relationships, trends in the airline industry, lease maturities, risks associated with refurbishing and providing jet engines and aircraft, the ability of the Company to successfully negotiate equipment purchases and to remarket or re-lease engines and component packages in a timely manner, changes in accounting guidelines, the ability to collect outstanding lease commitments, the ability to control costs and expenses, changes in interest rate levels, availability of capital to the Company, the valuation of engines, and other risks detailed in the Company’s Report on Form 10-K and periodic reports filed with the Securities and Exchange Commission.

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WLFC Posts Profit in 3Q03

November 10, 2003

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2003	2002	Change	2003	2002	Change
REVENUE
Lease revenue	$13,951	$14,005	(0.4)%	$42,554	$41,182	3.3%
Gain/(loss) on sale of leased equipment	(14)	—		1,037	583	77.9%
Other income	248	—		248	—
Total revenue	14,185	14,005	1.3%	43,839	41,765	5.0%

EXPENSES
Depreciation expense	5,370	5,017	7.0%	15,936	14,371	10.9%
Write-down of equipment	—	—		645	154	318.8%
General and administrative	3,515	3,611	(2.7)%	10,448	10,389	0.6%
Net interest and finance costs	4,212	5,325	(20.9)%	12,811	14,388	(11.0)%
Total expenses	13,097	13,953	(6.1)%	39,840	39,302	1.4%

Income before income taxes	1,088	52	NM*	3,999	2,463	62.4%

Income taxes expense	(343)	(19)	NM	(1,260)	(887)	42.1%
Net income	$745	$33	NM	$2,739	$1,576	73.8%

Basic earnings per common share:
Net income	$0.08	$—	NM	$0.31	$0.18	72.2%

Diluted earnings per common share:
Net income	$0.08	$—	NM	$0.31	$0.18	72.2%

Average common shares outstanding	8,841	8,832		8,838	8,830
Diluted average common shares outstanding	8,889	8,841		8,876	8,848

* NM- Not Meaningful

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WLFC Posts Profit in 3Q03

November 10, 2003

Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	Sept. 30,	Dec. 31,	Sept. 30,
	2003	2002	2002
ASSETS		(as restated)	(as restated)
Cash and cash equivalents including restricted cash of $29,316, $24,486 and $22,339 at Sept. 30, 2003, Dec. 31, 2002, and Sept. 30, 2002, respectively	$38,965	$27,289	$30,038
Equipment held for operating lease, less accumulated depreciation of $64,041, $54,687, and $54,073 at Sept. 30, 2003, Dec. 31, 2002, and Sept. 30, 2002, respectively	485,182	495,398	495,495
Net investment in direct finance lease	6,229	6,832	6,955
Operating lease related receivable, net of allowances of $397, $299 and $303 at Sept. 30, 2003, Dec. 31, 2002, and Sept. 30, 2002, respectively	2,923	3,380	2,701
Investments	1,480	1,480	1,480
Assets under derivative instruments	—	57	304
Other assets	7,787	8,559	8,943
Total assets	$542,566	$542,995	$545,916

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$4,612	$4,328	$4,061
Liabilities under derivative instruments	1,479	1,903	1,948
Deferred income taxes	24,613	23,214	23,523
Notes payable	353,214	364,680	368,339
Maintenance reserves	42,963	34,211	34,846
Security deposits	2,424	3,501	3,805
Unearned lease revenue	5,276	6,253	6,456
Total liabilities	434,581	438,090	442,978

Shareholders' equity:
Preferred stock ($0.01 par value, 5,000,000 shares authorized; none outstanding)	$—	$—	$—
Common stock, ($0.01 par value, 20,000,000 shares authorized; 8,843,055, 8,833,978 and 8,833,978 shares issued and outstanding at Sept. 30, 2003, Dec. 31, 2002 and Sept. 30, 2002, respectively)	88	88	88
Paid-in capital in excess of par	61,686	61,646	61,572
Accumulated other comprehensive loss, net of tax of $822, $960 and $885 at Sept. 30, 2003, Dec. 31, 2002 and Sept. 30, 2002, respectively	(1,275)	(1,576)	(1,449)
Retained earnings	47,486	44,747	42,727
Total shareholders' equity	107,985	104,905	102,938

Total liabilities and shareholders' equity	$542,566	$542,995	$545,916

Note:  Transmitted on BusinessWire on November 10, 2003 at 9:04 a.m. PDT.